FOR IMMEDIATE RELEASE

Contacts:

Investors:

Craig Hartman, (615) 743-6653

News Media:

Robert Mead, (212) 706-7897 or Joan Gallagher, (615) 743-6652

Caremark Rx, Inc. Receives Subpoena and Letter of Informal Inquiry

Nashville, TN, May 18, 2006 -- Caremark Rx, Inc. (NYSE: CMX) today announced that on Wednesday, May 17th it received a grand jury document subpoena from the U.S. Attorney for the Southern District of New York requesting records pertaining to the granting of stock options.

The company also announced that on the same day it received a letter of informal inquiry from the Securities and Exchange Commission requesting documents related to the granting of stock options and the company's relocation program. The letter from the SEC states that this informal inquiry should not be construed as an indication by the SEC or its staff that any violation of law has occurred, or as an adverse reflection upon any person, entity or security.

Caremark intends to cooperate fully with each request for information.

Investors and the public can obtain information about stock option grants and other compensation matters for certain executive officers in Caremark's proxy statements and other SEC filings.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company's clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry's only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.caremarkrx.com or in the company's Forms 10-K, 10-Q and other SEC filings.